Exhibit 99.1

MicroVision Announces First Quarter 2016 Results

Revenue grew 311 percent year-over-year and 100 percent sequentially

REDMOND, Wash.--(BUSINESS WIRE)--April 27, 2016--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and imaging technology, today announced its financial and operating results for the first quarter of 2016 marked by significant year-over-year and sequential revenue growth.

MicroVision recorded its highest quarterly product and royalty revenue to date. MicroVision’s revenue in the first quarter 2016 was up 311 percent from the same quarter last year and 100 percent from the fourth quarter of 2015. Gross margin for the period of 30 percent was a significant improvement from the negative gross margin the company reported in the first quarter last year.

The following financial results are for the three months ended March 31, 2016, compared to the three months ended March 31, 2015.

  Revenue was $3.7 million compared to $0.9 million one year ago.
  Operating loss was $3.6 million, compared to a loss of $4.0 million for the same quarter one year ago.
  Net loss was $3.6 million, or $0.07 per share, compared to a loss of $4.0 million, or $0.09 per share for the same quarter one year ago.
  In the first quarter 2016 cash used in operations was $3.0 million compared to cash provided by operations of $5.1 million for the same period in 2015. Cash flow in the first quarter 2015 included the receipt of an $8 million license payment.

As of March 31, 2016, backlog was $9.2 million and cash and cash equivalents were $11.2 million. The cash balance includes funds received during the quarter of approximately $6.3 million from an offering of the company’s common stock.

Conference Call

The company will host a conference call today to discuss its first quarter 2016 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or +1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 42377657. A live webcast of the call can be accessed from the company’s web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (International), pass code 4237 7657#. The phone-in replay will be available until May 4, 2016.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and imaging solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this advanced display and imaging solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to potential applications and features of MicroVision technology, and those containing words such as “expects” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015

Assets
Current Assets
Cash and cash equivalents	$11,209	$7,888
Accounts receivable, net	996	1,687
Inventory	906	862
Other current assets	590	638
Total current assets	13,701	11,075

Property and equipment, net	1,537	1,669
Restricted cash	435	435
Intangible assets, net	813	845
Other assets	18	18
Total assets	$16,504	$14,042

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$2,354	$2,183
Accrued liabilities	3,882	3,399
Deferred revenue	1,203	2,122
Total current liabilities	7,439	7,704

Deferred revenue, net of current portion	5,903	6,149
Deferred rent, net of current portion	304	342
Total liabilities	13,646	14,195

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	51	47
Additional paid-in capital	489,734	483,171
Accumulated deficit	(486,927)	(483,371)
Total shareholders' deficit	2,858	(153)
Total liabilities and shareholders' equity (deficit)	$16,504	$14,042

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2016	2015

Product revenue	$3,155	$741
Royalty revenue	542	144
Contract revenue	4	16
Total revenue	3,701	901

Cost of product revenue	2,588	1,037
Cost of contract revenue	1	7
Total cost of revenue	2,589	1,044

Gross margin	1,112	(143)

Research and development expense	2,597	1,898
Sales, marketing, general and administrative expense	2,068	1,921
Total operating expenses	4,665	3,819

Loss from operations	(3,553)	(3,962)

Other income, net	(3)	-

Net loss	$(3,556)	$(3,962)

Net loss per share - basic and diluted	$(0.07)	$(0.09)

Weighted-average shares outstanding - basic and diluted	47,566	44,963

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com